EXHIBIT 8.2

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 99 Gresham Street London EC2V 7NG	020 7418 1300 tel 020 7418 1400 fax

July 28, 2011

TIM w.e. SGPS, S.A.

Avenida Infante Santo

2H, 3º 1350-178

Lisbon, Portugal

Dear Ladies and Gentlemen:

We are acting as United States counsel to TIM w.e. SGPS, S.A., a corporation incorporated in the Republic of Portugal (the “Company”), in connection with the preparation of the registration statement on Form F-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) with respect to the Company’s common shares to be offered in the Company’s initial public offering (the “Shares”). The Company is filing the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences to U.S. Holders of an investment in the Shares is set forth in full under the caption “Taxation” in the Prospectus.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Taxation” in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter.

In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

A New York limited liability partnership. The principal place of business of the partnership in Great Britain is the address set forth above at which a list of the partners’ names is open for inspection.